EXHIBIT 99.2
FOR IMMEDIATE RELEASE

Media Relations Contacts:
Deron Smith Edelman for MetroPCS 214.443.7568 deron.smith@edelman.com	Sarika Patel Edelman for MetroPCS 214.443.7598 sarika.patel@edelman.com
Unlimited Wireless Carrier MetroPCS
Launches Service in Bakersfield
New Unlimited, Flat-rate, No Signed Contract Calling Plans Are Most Affordable in the Market
BAKERSFIELD, CALIF., — (March 31, 2008) — The residents of Bakersfield, California, now have a new alternative to costly traditional wireless service plans. MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service, today announced the launch of its low cost, flat-rate, unlimited wireless service in Bakersfield, providing the residents in the southern part of the central valley the freedom to enjoy more flexible wireless options.
     MetroPCS offers a diverse selection of “talk all you want” plans and enhanced service packages so that citizens of Bakersfield can create a customized wireless experience that best fits their lifestyle. With MetroPCS service plans, customers pay by the month, not by the minute, and services do not require a signed contract, minimum balance or deposit. Service plans start as low as $30 and unlimited long distance service to the 48 contiguous states is available with service plans as low as $35 a month. As an added benefit, customers in the Bakersfield market will also be able to use their wireless service in all MetroPCS markets including Los Angeles, San Francisco and Sacramento for no additional charge.
     “Bakersfield has a very diverse consumer base whose lifestyles and wireless needs vary,” said Michael Johnson, vice president, sales and distribution, Los Angeles. “As a new member of this community, MetroPCS demonstrates its commitment to the area by offering consumers in Bakersfield a new, more flexible and affordable option for unlimited wireless service.
     Our flat-rate, unlimited low cost plans make it possible for consumers to eliminate their home phone and have one phone — their MetroPCS phone. We believe we will be the natural choice of wireless service for those who live, work and play in the Bakersfield area.”
     With more than 4 million subscribers nationwide, continued consumer demand for MetroPCS’ unlimited, no signed contract, flat-rate wireless service has been the driving factor behind the company’s expansion across the country and now to Bakersfield.
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MetroPCS Launches Bakersfield

     Upon launch in Bakersfield, MetroPCS plans to open several authorized dealer stores at various locations across the greater Bakersfield area.
     MetroPCS’ wireless plans range from $30 to $50 per month and allow subscribers to talk all they want, 24-hours-a-day, seven days a week. Unlike most carriers, MetroPCS does not require a signed contract, which means that consumers can activate service without going through a credit check or paying a deposit. Many of the plans include unlimited features such as voicemail, caller ID, call waiting, three-way calling, text and picture messaging, push e-mail, mobile Internet browsing, mobile instant messaging, and Metro411, a voice-activated, premium directory assistance service
     Consumers can visit any of MetroPCS’ current Bakersfield authorized dealer locations and company-owned retail locations or visit MetroPCS’ Web site at www.metropcs.com to sign up for service plans, and choose from a lineup of wireless phones from the top handset manufacturers.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 140 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York, Philadelphia, Boston, Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Las Vegas, Los Angeles, San Francisco and Sacramento. As of December 31, 2007, MetroPCS had approximately 4 million subscribers and offers service in the Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Los Angeles, San Francisco, and Sacramento metropolitan areas. MetroPCS is among the first wireless operators to deploy or use an all-digital network based on third-generation infrastructure and handsets. For more information please visit www.metropcs.com.
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